Exhibit 1K-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K, Annual Report, of our independent auditor’s report dated April 29, 2025, with respect to the audited balance sheets of Apis Cor Inc. of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity (deficit), cash flows and related notes to the financial statements for the years then ended.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

April 29, 2025